Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Trustees and Shareholders

American Financial Realty Trust

We consent to the incorporation by reference in this Registration Statement on Form S-11 of American Financial Realty Trust of our report dated February 27, 2003, with respect to the consolidated balance sheet of American Financial Realty Trust and subsidiaries as of December 31, 2002, and the combined balance sheet of American Financial Real Estate Group as of December 31, 2001, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the period from September 10, 2002 (commencement of operations) to December 31, 2002, and the related combined statements of operations, owners’ net investment and cash flows for the period from January 1, 2002 to September 9, 2002 and for each of the years in the two-year period ended December 31, 2001, and the related financial statement schedules and to the reference to our firm under the headings “Experts”, “Summary Selected Financial Information” and “Selected Financial Information” incorporated by reference in this registration statement on Form S-11.

Our report indicates that, effective September 10, 2002, First States Group, L.P., the operating partnership of American Financial Realty Trust, acquired substantially all of the assets, liabilities, and operations of American Financial Real Estate Group in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

Our report also indicates that effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

                                         KPMG LLP

June 24, 2003

Philadelphia, Pennsylvania